Exhibit 99.2

Navient Reports Third-Quarter 2016 Financial Results

Private Education Loan Charge-Offs Decreased 24 Percent from Year-Ago Quarter

Issued $1.3 Billion in Unsecured Debt

Repurchased 14.3 Million Common Shares

WILMINGTON, Del., October 18, 2016 — Navient (Nasdaq: NAVI) today released its third-quarter 2016 financial results that include a 24 percent decrease in Private Education Loan charge-offs from the year-ago quarter, $1.3 billion in unsecured debt issuances and 14.3 million common shares repurchased.

“This quarter’s results reflect our ongoing efforts to create value for our stakeholders,” said Jack Remondi, president and CEO, Navient. “Credit quality was strong across all products. Our private loan charge-off rate fell to 1.9 percent and we saw lower delinquency, forbearance and default rates for the federal loans we service. In fact, our data driven approach to servicing produced a 31 percent better federal loan cohort default rate than all other servicers. We also completed a number of new financing transactions, won a number of new business services contracts and acquired over $650 million of education loans. We continue to see opportunities to expand our business processing lines and make portfolio acquisitions. Finally, this quarter we used our strong capital position to return $249 million to shareholders through dividends and share repurchases. Year to date, our share repurchase activity has reduced our common shares outstanding by 13 percent.”

For the third-quarter 2016, GAAP net income was $230 million ($0.73 diluted earnings per share), compared with $237 million ($0.63 diluted earnings per share) for the year-ago quarter.

Core earnings for the quarter were $157 million ($0.50 diluted earnings per share), compared with $174 million ($0.47 diluted earnings per share) for the year-ago quarter. The increase in diluted core earnings per share was primarily the result of a $17 million reduction in the provision for loan losses, a $12 million increase in asset recovery and business processing revenue, and common share repurchases, partially offset by a $55 million reduction in net interest income. Third-quarter 2016 and 2015 diluted core earnings per share were $0.51 and $0.48, respectively, excluding regulatory-related costs of $6 million and $8 million, respectively.

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income are impacted by the same items in core earnings that are discussed below, as well as changes in net income attributable to (1) restructuring and reorganization expense incurred in connection with the spin-off of Navient from SLM Corporation on April 30, 2014, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP results but have not been included in core earnings results. Third-quarter 2016 GAAP results included gains of $139 million from derivative accounting treatment that are excluded from core earnings results, compared with gains of $108 million in the year-ago period. See “Differences between Core Earnings and GAAP” on page 18 for a complete reconciliation between GAAP net income and core earnings.

Federally Guaranteed Student Loans (FFELP)

In its FFELP loans segment, Navient acquires and finances FFELP loans.

Core earnings for the segment were $69 million in third-quarter 2016, compared with the year-ago quarter’s $70 million.

The company acquired $596 million of FFELP loans in the third-quarter 2016 for a total of $2.7 billion of FFELP loans acquired year-to-date. At September 30, 2016, Navient held $90.1 billion of FFELP loans, compared with $98.5 billion of FFELP loans held at September 30, 2015.

Private Education Loans

In its private education loans segment, Navient acquires, finances and services private education loans.

Core earnings for the segment were $60 million in third-quarter 2016, compared with the year-ago quarter’s $77 million. This decrease was primarily the result of a $51 million decrease in net interest income due to the amortization of the portfolio and a decrease in net interest margin, partially offset by a $25 million decrease in the provision for loan losses.

Core earnings third-quarter 2016 private education loan portfolio results vs. third-quarter 2015 are as follows:

•	Delinquencies of 90 days or more of 3.2 percent of loans in repayment, down from 3.4 percent.

•	Total delinquencies of 6.9 percent of loans in repayment, down from 7.4 percent.

•	Annualized charge-off rate of 1.9 percent of average loans in repayment, down from 2.3 percent.

•	Net interest margin of 3.48 percent, down from 3.77 percent.

•	Provision for private education loan losses of $92 million, down from $117 million.

The company acquired $66 million of private education loans in the third-quarter 2016 for a total of $95 million of private education loans acquired year-to-date. At September 30, 2016, Navient held $24.0 billion of private education loans, compared with $27.3 billion of private education loans held at September 30, 2015.

Business Services

Navient’s business services segment includes revenue primarily from its servicing, asset recovery and business processing activities.

Business services core earnings were $81 million in third-quarter 2016, compared with $79 million in the year-ago quarter.

The company services education loans for more than 12 million customers, including 6.2 million customers on behalf of the U.S. Department of Education (ED).

Operating Expenses

Third-quarter 2016 and 2015 core earnings operating expenses were $222 million and $220 million, respectively, excluding regulatory-related costs of $6 million and $8 million, respectively. The increase over the year-ago quarter was due to an increase in operating costs related to Gila LLC, acquired in February 2015, and to Xtend Healthcare, acquired in October 2015. Excluding these acquisitions, operating expenses decreased 7 percent as a result of a general reduction in costs primarily related to the implementation of various efficiency initiatives.

Funding and Liquidity

During the third-quarter 2016, Navient completed a $1.0 billion FFELP ABS transaction and issued $1.3 billion in unsecured debt, the proceeds of which were used to retire or repurchase $625 million of senior unsecured debt. Additionally, on September 23, 2016, Navient announced a make-whole call, effective October 25, 2016, for $691 million par amount of unsecured debt due January 2017.

As of October 18, 2016, at the request of investors in various Navient-sponsored FFELP securitizations, Navient has been successful in extending the legal final maturity dates for $7.3 billion of FFELP ABS bonds on a cumulative basis.

Shareholder Distributions

In the third-quarter 2016, Navient paid a common stock dividend of $0.16 per share.

Navient repurchased 14.3 million shares of common stock for $200 million in the third quarter of 2016, and a total of 47.1 million shares for $575 million year-to-date. The shares were repurchased under the company’s previously disclosed share repurchase program. As of September 30, 2016, the remaining repurchase authority was $180 million. Navient repurchased 12.1 million shares of common stock for $175 million in the year-ago quarter.

* * *

In addition to financial results reported on a GAAP basis, Navient also provides certain core earnings performance measures which are non-GAAP financial measures. The difference between the company’s core earnings and its GAAP results for the periods presented is attributable to (1) the financial results of the consumer banking business prior to the spin-off of Navient from SLM Corporation on April 30, 2014, and related restructuring and reorganization expense incurred in connection with the spin-off, including the restructuring initiated in the second quarter of 2015, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. While these items are recognized under GAAP, they are excluded from core earnings results. Management uses core earnings in making decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2015 (filed with the SEC on February 25, 2016). Certain reclassifications have been made to the balances as of and for the three months ended September 30, 2015, to be consistent with classifications adopted for 2016, and had no effect on net income, total assets or total liabilities.

* * *

Navient will host an earnings conference call tomorrow, October 19, at 8 a.m. EDT. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 92016065 starting at 7:45 a.m. EDT.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through November 2 at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 92016065.

This press release contains “forward-looking statements” and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs or the availability of financing; limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with laws and regulations; changes in the marketplaces in which we compete (including changes in demand or changes resulting from new laws and regulations); changes in accounting standards pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s hedging transactions. The company could also be affected by, among other things: unanticipated deferrals in our FFELP securitization trusts that would delay repayment of the bonds beyond their legal final maturity date; reductions in our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of

America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or potential disclosure of confidential customer information; damage to our reputation resulting from the politicization of student loan servicing; changes in law and regulations with respect to the student lending business and financial institutions generally; delays or errors in converting portfolio acquisitions to our servicing platform; increased competition from banks and other consumer lenders who are not subject to the same level of regulation, the creditworthiness of our customers; changes in the general interest rate environment, including the relationship between the relevant money-market index rate and the rate at which our assets are priced; changes in general economic conditions and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K and in its future reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in education loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of public and private sector clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

# # #

Selected Historical Financial Information and Ratios

	Quarters Ended			Nine Months Ended
(In millions, except per share data)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GAAP Basis
Net income attributable to Navient Corporation	$230	$125	$237	$535	$711
Diluted earnings per common share attributable to Navient Corporation	$.73	$.38	$.63	$1.63	$1.83
Weighted average shares used to compute diluted earnings per share	316	328	375	329	389
Net interest margin, FFELP Loans	.92%	.95%	1.20%	1.00%	1.21%
Net interest margin, Private Education Loans	3.44%	3.44%	3.68%	3.45%	3.64%
Return on assets	.75%	.40%	.70%	.57%	.69%
Ending FFELP Loans, net	$90,146	$92,618	$98,468	$90,146	$98,468
Ending Private Education Loans, net	24,010	24,741	27,323	24,010	27,323

Ending total education loans, net	$114,156	$117,359	$125,791	$114,156	$125,791

Average FFELP Loans	$91,502	$93,900	$99,367	$93,700	$101,415
Average Private Education Loans	24,948	25,700	28,383	25,738	29,225

Average total education loans	$116,450	$119,600	$127,750	$119,438	$130,640

“Core Earnings” Basis(1)
Net income attributable to Navient Corporation	$157	$154	$174	$458	$523
Diluted earnings per common share attributable to Navient Corporation	$.50	$.47	$.47	$1.39	$1.34
Weighted average shares used to compute diluted earnings per share	316	328	375	329	389
Net interest margin, FFELP Loans	.87%	.85%	.81%	.84%	.83%
Net interest margin, Private Education Loans	3.48%	3.50%	3.77%	3.51%	3.68%
Return on assets	.51%	.49%	.52%	.49%	.51%
Ending FFELP Loans, net	$90,146	$92,618	$98,468	$90,146	$98,468
Ending Private Education Loans, net	24,010	24,741	27,323	24,010	27,323

Ending total education loans, net	$114,156	$117,359	$125,791	$114,156	$125,791

Average FFELP Loans	$91,502	$93,900	$99,367	$93,700	$101,415
Average Private Education Loans	24,948	25,700	28,383	25,738	29,225

Average total education loans	$116,450	$119,600	$127,750	$119,438	$130,640

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

FFELP Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
FFELP Loan spread	.96%	.93%	.90%	.93%	.92%
Net interest margin	.87%	.85%	.81%	.84%	.83%
Provision for loan losses	$13	$10	$7	$30	$19
Charge-offs	$17	$18	$12	$50	$28
Charge-off rate	.09%	.10%	.06%	.09%	.05%
Total delinquency rate	11.3%	13.2%	15.9%	11.3%	15.9%
Greater than 90-day delinquency rate	6.8%	7.2%	8.5%	6.8%	8.5%
Forbearance rate	12.7%	14.8%	14.7%	12.7%	14.7%

Private Education Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Private Education Loan spread	3.64%	3.66%	3.88%	3.67%	3.81%
Net interest margin	3.48%	3.50%	3.77%	3.51%	3.68%
Provision for loan losses	$92	$100	$117	$296	$428
Net adjustment resulting from the change in the charge-off rate(1)	$—	$—	$—	$—	$330
Net charge-offs remaining	112	127	148	383	517

Total net charge-offs	$112	$127	$148	$383	$847
Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	1.9%	2.2%	2.3%	2.2%	2.6%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	—%	—%	—%	1.7%
Total delinquency rate	6.9%	6.1%	7.4%	6.9%	7.4%
Greater than 90-day delinquency rate	3.2%	2.9%	3.4%	3.2%	3.4%
Forbearance rate	4.0%	3.7%	4.0%	4.0%	4.0%
Loans in repayment with more than 12 payments made	95%	95%	94%	95%	94%
Cosigner rate	64%	64%	65%	64%	65%

(1)

In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

Business Services Segment Performance Metrics — “Core Earnings”

	As of
(Dollars in billions)	September 30, 2016	June 30, 2016	September 30, 2015
Number of accounts serviced for ED (in millions)	6.2	6.2	6.3
Total federal loans serviced	$291	$289	$289
Contingent collections receivables inventory:
Education loans	$10.0	$10.1	$10.6
Other(1)	9.9	9.1	15.2

Total contingent collections receivables inventory	$19.9	$19.2	$25.8

(1)	$5.9 billion as of September 30, 2015 related to a short-term 3-month collection contract.

Results of Operations

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Private Education Loans, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				September 30, 2016 vs. June 30, 2016		September 30, 2016 vs. September 30, 2015
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2016	June 30, 2016	September 30, 2015	$	%	$	%
Interest income:
FFELP Loans	$631	$618	$630	$13	2%	$1	—%
Private Education Loans	401	402	444	(1)	—	(43)	(10)
Other loans	2	2	1	—	—	1	100
Cash and investments	5	6	2	(1)	(17)	3	150

Total interest income	1,039	1,028	1,077	11	1	(38)	(4)
Total interest expense	627	599	524	28	5	103	20

Net interest income	412	429	553	(17)	(4)	(141)	(25)
Less: provisions for loan losses	106	110	123	(4)	(4)	(17)	(14)

Net interest income after provisions for loan losses	306	319	430	(13)	(4)	(124)	(29)
Other income (loss):
Servicing revenue	76	71	76	5	7	—	—
Asset recovery and business processing revenue	97	101	85	(4)	(4)	12	14
Other income (loss)	—	(21)	—	21	(100)	—	—
Gains on debt repurchases	1	—	—	1	100	1	100
Gains (losses) on derivative and hedging activities, net	137	(28)	20	165	589	117	585

Total other income (loss)	311	123	181	188	153	130	72
Expenses:
Operating expenses	228	230	228	(2)	(1)	—	—
Goodwill and acquired intangible asset impairment and amortization expense	12	6	3	6	100	9	300

Total expenses	240	236	231	4	2	9	4

Income from continuing operations, before income tax expense	377	206	380	171	83	(3)	(1)
Income tax expense	147	81	144	66	81	3	2

Net income from continuing operations	230	125	236	105	84	(6)	(3)
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	1	—	—	(1)	(100)

Net income	230	125	237	105	84	(7)	(3)
Less: net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to Navient Corporation	$230	$125	$237	$105	84%	$(7)	(3)%

Basic earnings per common share attributable to Navient Corporation	$.74	$.39	$.64	$.35	90%	$.10	16%

Diluted earnings per common share attributable to Navient Corporation	$.73	$.38	$.63	$.35	92%	$.10	16%

Dividends per common share attributable to Navient Corporation	$.16	$.16	$.16	$—	—%	$—	—%

GAAP Statements of Income (Unaudited)

	Nine Months Ended September 30,		Increase (Decrease)
(In millions, except per share data)	2016	2015	$	%
Interest income:
FFELP Loans	$1,883	$1,892	$(9)	—%
Private Education Loans	1,213	1,335	(122)	(9)
Other loans	5	5	—	—
Cash and investments	17	6	11	183

Total interest income	3,118	3,238	(120)	(4)
Total interest expense	1,791	1,553	238	15

Net interest income	1,327	1,685	(358)	(21)
Less: provisions for loan losses	327	446	(119)	(27)

Net interest income after provisions for loan losses	1,000	1,239	(239)	(19)
Other income (loss):
Servicing revenue	230	258	(28)	(11)
Asset recovery and business processing revenue	288	273	15	5
Other income (loss)	(36)	15	(51)	(340)
Gains on sales of loans and investments	—	12	(12)	(100)
Gains on debt repurchases	1	—	1	100
Gains (losses) on derivative and hedging activities, net	111	73	38	52

Total other income (loss)	594	631	(37)	(6)
Expenses:
Operating expenses	706	683	23	3
Goodwill and acquired intangible asset impairment and amortization expense	22	7	15	214
Restructuring and other reorganization expenses	—	32	(32)	(100)

Total expenses	728	722	6	1

Income from continuing operations, before income tax expense	866	1,148	(282)	(25)
Income tax expense	331	438	(107)	(24)

Net income from continuing operations	535	710	(175)	(25)
Income (loss) from discontinued operations, net of tax expense (benefit)	—	1	(1)	(100)

Net income	535	711	(176)	(25)
Less: net income (loss) attributable to noncontrolling interest	—	—	—	—

Net income attributable to Navient Corporation	$535	$711	$(176)	(25)%

Basic earnings per common share attributable to Navient Corporation	$1.65	$1.86	$(.21)	(11)%

Diluted earnings per common share attributable to Navient Corporation	$1.63	$1.83	$(.20)	(11)%

Dividends per common share attributable to Navient Corporation	$.48	$.48	$—	—%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	September 30, 2016	June 30, 2016	September 30, 2015
Assets
FFELP Loans (net of allowance for losses of $58, $62 and $84, respectively)	$90,146	$92,618	$98,468
Private Education Loans (net of allowance for losses of $1,392, $1,410 and $1,505, respectively)	24,010	24,741	27,323
Cash and investments	2,265	1,922	1,990
Restricted cash and investments	3,617	3,613	4,296
Goodwill and acquired intangible assets, net	683	696	544
Other assets	4,591	4,782	5,045

Total assets	$125,312	$128,372	$137,666

Liabilities
Short-term borrowings	$2,637	$2,370	$2,816
Long-term borrowings	116,540	119,637	128,293
Other liabilities	2,401	2,662	2,670

Total liabilities	121,578	124,669	133,779

Commitments and contingencies

Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 435 million, 434 million and 430 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,006	2,985	2,964
Accumulated other comprehensive loss, net of tax benefit	(126)	(171)	(82)
Retained earnings	2,858	2,677	2,251

Total Navient Corporation stockholders’ equity before treasury stock	5,742	5,495	5,137
Less: Common stock held in treasury: 132 million, 116 million and 68 million shares, respectively	(2,032)	(1,816)	(1,254)

Total Navient Corporation stockholders’ equity	3,710	3,679	3,883
Noncontrolling interest	24	24	4

Total equity	3,734	3,703	3,887

Total liabilities and equity	$125,312	$128,372	$137,666

Consolidated Earnings Summary — GAAP basis

Three Months Ended September 30, 2016 Compared with Three Months Ended September 30, 2015

For the three months ended September 30, 2016, net income was $230 million, or $0.73 diluted earnings per common share, compared with net income of $237 million, or $0.63 diluted earnings per common share, for the three months ended September 30, 2015. The increase in diluted earnings per share was primarily due to a $117 million increase in net gains (losses) on derivative and hedging activities, a $17 million decrease in the provision for loan losses, a $12 million increase in asset recovery and business processing revenue, and common share repurchases. This was partially offset by a $141 million decrease in net interest income.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•	Net interest income decreased by $141 million, as a result of the amortization of the education loan balance and a decline in the net interest margin.

•

Provisions for loan losses decreased $17 million from the year-ago quarter as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends, all of which led to decreases in expected future charge-offs.

•

Asset recovery and business processing revenue increased $12 million. This increase was primarily due to additional revenue from Gila LLC (acquired in February 2015) and from Xtend Healthcare (acquired in October 2015), which was offset by a reduction in revenue related to a decrease in education loan-related asset recovery volume.

•

Net gains (losses) on derivative and hedging activities increased $117 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

Third-quarter 2016 and 2015 expenses included regulatory-related costs of $6 million and $8 million, respectively. Excluding these regulatory-related costs, third-quarter 2016 operating expenses were $222 million, a $2 million increase from the year-ago quarter. This increase was due to an increase in operating costs related to Gila LLC (acquired in February 2015) and to Xtend Healthcare (acquired in October 2015). Excluding these acquisitions, operating expenses decreased 7 percent primarily as a result of a general reduction in costs related to the implementation of various efficiency initiatives.

We repurchased 14.3 million shares and 12.1 million shares of our common stock during the three months ended September 30, 2016 and 2015, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 59 million common shares from the year-ago quarter.

Nine Months Ended September 30, 2016 Compared with Nine Months Ended September 30, 2015

For the nine months ended September 30, 2016, net income was $535 million, or $1.63 diluted earnings per common share, compared with net income of $711 million, or $1.83 diluted earnings per common share, for the nine months ended September 30, 2015. The decrease in diluted earnings per share was primarily due to a $358 million decrease in net interest income, a $51 million decrease in other income, a $28 million decrease in servicing revenue, a $23 million increase in operating expenses and a $12 million decrease in gains on sales of loans. This was partially offset by a $119 million decrease in the provision for loan losses, a $38 million increase in net gains (losses) on derivative and hedging activities, a $32 million decrease in restructuring and other reorganization expenses, and a $15 million increase in asset recovery and business processing revenue.

The primary contributors to each of the identified drivers of changes in net income for the current nine-month period compared with the year-ago nine-month period are as follows:

•	Net interest income decreased by $358 million, as a result of the amortization of the education loan balance and a decline in the net interest margin.

•

Provisions for loan losses decreased $119 million from the year-ago period as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends, all of which led to decreases in expected future charge-offs. The provision for loan losses was elevated in the year-ago period due to an increase in the amount of loans exiting deferment status in 2014 over prior years and those loans experiencing unfavorable credit trends compared to loans that exited deferment in prior years.

•	Servicing revenue decreased by $28 million primarily due to a benefit recorded in the year-ago period as a result of increasing our recovery expectation on previously assessed servicing fees.

•

Asset recovery and business processing revenue increased $15 million. This increase was primarily due to additional revenue from Gila LLC (acquired in February 2015) and from Xtend Healthcare (acquired in October 2015), which was offset by a reduction in revenue related to a legislative reduction in certain education loan-related fees earned as well as a decrease in education loan-related asset recovery volume.

•

Other income decreased $51 million primarily due to a reduction in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

Gains on sales of loans and investments decreased $12 million as a result of $12 million in gains on the sale of $383 million of FFELP Loans in the year-ago period. There were no sales in the current period.

•

Net gains (losses) on derivative and hedging activities increased $38 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

In the first nine months of 2016 and 2015, we recorded regulatory-related costs of $14 million and $12 million, respectively. Excluding these regulatory-related costs, operating expenses were $692 million, a $21 million increase from the year-ago period. This increase was due to an increase in operating costs related to Gila LLC (acquired in February 2015) and to Xtend Healthcare (acquired in October 2015). Excluding these acquisitions, operating expenses decreased 7 percent primarily as a result of a general reduction in costs related to the implementation of various efficiency initiatives.

•

Goodwill and acquired intangible asset impairment and amortization expense increased $15 million primarily as a result of the intangible assets and related amortization from our acquisitions of Gila LLC and Xtend Healthcare.

•

Restructuring and other reorganization expenses decreased $32 million, from $32 million to $0 million. During the year-ago quarter, the Company launched a restructuring initiative to simplify and streamline its management structure post-Spin-Off to improve the operating efficiency and effectiveness of the organization, and as a result recorded $29 million of restructuring expense primarily related to expected severance and other related costs.

We repurchased 47.1 million shares and 41.9 million shares of our common stock during the nine months ended September 30, 2016 and 2015, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 60 million common shares from the year-ago period.

“Core Earnings” — Definition and Limitations

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.	The financial results attributable to the operations of SLM BankCo prior to the Spin-Off and related restructuring and reorganization expense incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business (SLM BankCo) as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014;

2.	Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

3.	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

	Quarter Ended September 30, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$617	$401	$—	$—	$—	$1,018	$28	$(14)	$14	$1,032
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	4	—	—	1	—	5	—	—	—	5

Total interest income	621	401	—	3	—	1,025	28	(14)	14	1,039
Total interest expense	413	178	—	29	—	620	7	—	7	627

Net interest income (loss)	208	223	—	(26)	—	405	21	(14)	7	412
Less: provisions for loan losses	13	92	—	1	—	106	—	—	—	106

Net interest income (loss) after provisions for loan losses	195	131	—	(27)	—	299	21	(14)	7	306
Other income (loss):
Servicing revenue	13	4	155	—	(96)	76	—	—	—	76
Asset recovery and business processing revenue	—	—	97	—	—	97	—	—	—	97
Other income (loss)	—	—	—	5	—	5	(21)	153	132	137
Gains on debt repurchases	—	—	—	1	—	1	—	—	—	1

Total other income (loss)	13	4	252	6	(96)	179	(21)	153	132	311
Expenses:
Direct operating expenses	99	40	124	10	(96)	177	—	—	—	177
Overhead expenses	—	—	—	51	—	51	—	—	—	51

Operating expenses	99	40	124	61	(96)	228	—	—	—	228
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	12	12	12
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—	—	—

Total expenses	99	40	124	61	(96)	228	—	12	12	240

Income (loss) from continuing operations, before income tax expense (benefit)	109	95	128	(82)	—	250	—	127	127	377
Income tax expense (benefit)(3)	40	35	47	(29)	—	93	—	54	54	147

Net income (loss) from continuing operations	69	60	81	(53)	—	157	—	73	73	230
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$69	$60	$81	$(53)	$—	$157	$—	$73	$73	$230

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2016
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$7	$—	$7
Total other income (loss)	—	132	—	132
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	12	12
Restructuring and other reorganization expenses	—	—	—	—

Total “Core Earnings” adjustments to GAAP	$—	$139	$(12)	127

Income tax expense (benefit)				54

Net income (loss)				$73

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended June 30, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$588	$402	$—	$—	$—	$990	$56	$(26)	$30	$1,020
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	5	—	—	1	—	6	—	—	—	6

Total interest income	593	402	—	3	—	998	56	(26)	30	1,028
Total interest expense	388	173	—	29	—	590	9	—	9	599

Net interest income (loss)	205	229	—	(26)	—	408	47	(26)	21	429
Less: provisions for loan losses	10	100	—	—	—	110	—	—	—	110

Net interest income (loss) after provisions for loan losses	195	129	—	(26)	—	298	47	(26)	21	319
Other income (loss):
Servicing revenue	14	3	153	—	(99)	71	—	—	—	71
Asset recovery and business processing revenue	—	—	101	—	—	101	—	—	—	101
Other income (loss)	—	—	—	4	—	4	(47)	(6)	(53)	(49)
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—

Total other income (loss)	14	3	254	4	(99)	176	(47)	(6)	(53)	123
Expenses:
Direct operating expenses	101	41	125	7	(99)	175	—	—	—	175
Overhead expenses	—	—	—	55	—	55	—	—	—	55

Operating expenses	101	41	125	62	(99)	230	—	—	—	230
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	6	6	6
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—	—	—

Total expenses	101	41	125	62	(99)	230	—	6	6	236

Income (loss) from continuing operations, before income tax expense (benefit)	108	91	129	(84)	—	244	—	(38)	(38)	206
Income tax expense (benefit)(3)	40	34	48	(32)	—	90	—	(9)	(9)	81

Net income (loss) from continuing operations	68	57	81	(52)	—	154	—	(29)	(29)	125
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$68	$57	$81	$(52)	$—	$154	$—	$(29)	$(29)	$125

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2016
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$21	$—	$21
Total other income (loss)	—	(53)	—	(53)
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	6	6
Restructuring and other reorganization expenses	—	—	—	—

Total “Core Earnings” adjustments to GAAP	$—	$(32)	$(6)	(38)

Income tax expense (benefit)				(9)

Net income (loss)				$(29)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended September 30, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$526	$444	$—	$—	$—	$970	$164	$(60)	$104	$1,074
Other loans	—	—	—	1	—	1	—	—	—	1
Cash and investments	2	—	—	—	—	2	—	—	—	2

Total interest income	528	444	—	1	—	973	164	(60)	104	1,077
Total interest expense	317	170	—	26	—	513	11	—	11	524

Net interest income (loss)	211	274	—	(25)	—	460	153	(60)	93	553
Less: provisions for loan losses	7	117	—	(1)	—	123	—	—	—	123

Net interest income (loss) after provisions for loan losses	204	157	—	(24)	—	337	153	(60)	93	430
Other income (loss):
Servicing revenue	16	5	161	—	(106)	76	—	—	—	76
Asset recovery and business processing revenue	—	—	85	—	—	85	—	—	—	85
Other income (loss)	—	—	2	3	—	5	(153)	168	15	20
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—

Total other income (loss)	16	5	248	3	(106)	166	(153)	168	15	181
Expenses:
Direct operating expenses	109	39	123	9	(106)	174	—	—	—	174
Overhead expenses	—	—	—	54	—	54	—	—	—	54

Operating expenses	109	39	123	63	(106)	228	—	—	—	228
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	3	3	3
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—	—	—

Total expenses	109	39	123	63	(106)	228	—	3	3	231

Income (loss) from continuing operations, before income tax expense (benefit)	111	123	125	(84)	—	275	—	105	105	380
Income tax expense (benefit)(3)	41	46	46	(31)	—	102	—	42	42	144

Net income (loss) from continuing operations	70	77	79	(53)	—	173	—	63	63	236
Income from discontinued operations, net of tax expense	—	—	—	1	—	1	—	—	—	1

Net income (loss)	$70	$77	$79	$(52)	$—	$174	$—	$63	$63	$237

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$93	$—	$93
Total other income (loss)	—	15	—	15
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	3	3
Restructuring and other reorganization expenses	—	—	—	—

Total “Core Earnings” adjustments to GAAP	$—	$108	$(3)	105

Income tax expense (benefit)				42

Net income (loss)				$63

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Nine Months Ended September 30, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$1,760	$1,213	$—	$—	$—	$2,973	$222	$(99)	$123	$3,096
Other loans	—	—	—	5	—	5	—	—	—	5
Cash and investments	12	2	—	3	—	17	—	—	—	17

Total interest income	1,772	1,215	—	8	—	2,995	222	(99)	123	3,118
Total interest expense	1,159	522	—	85	—	1,766	25	—	25	1,791

Net interest income (loss)	613	693	—	(77)	—	1,229	197	(99)	98	1,327
Less: provisions for loan losses	30	296	—	1	—	327	—	—	—	327

Net interest income (loss) after provisions for loan losses	583	397	—	(78)	—	902	197	(99)	98	1,000
Other income (loss):
Servicing revenue	45	11	470	—	(296)	230	—	—	—	230
Asset recovery and business processing revenue	—	—	288	—	—	288	—	—	—	288
Other income (loss)	—	—	2	10	—	12	(197)	260	63	75
Gains on debt repurchases	—	—	—	1	—	1	—	—	—	1

Total other income (loss)	45	11	760	11	(296)	531	(197)	260	63	594
Expenses:
Direct operating expenses	305	124	383	22	(296)	538	—	—	—	538
Overhead expenses	—	—	—	168	—	168	—	—	—	168

Operating expenses	305	124	383	190	(296)	706	—	—	—	706
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	22	22	22
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—	—	—

Total expenses	305	124	383	190	(296)	706	—	22	22	728

Income (loss) from continuing operations, before income tax expense (benefit)	323	284	377	(257)	—	727	—	139	139	866
Income tax expense (benefit)(3)	120	105	140	(96)	—	269	—	62	62	331

Net income (loss) from continuing operations	203	179	237	(161)	—	458	—	77	77	535
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$203	$179	$237	$(161)	$—	$458	$—	$77	$77	$535

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Nine Months Ended September 30, 2016
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$98	$—	$98
Total other income (loss)	—	63	—	63
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	22	22
Restructuring and other reorganization expenses	—	—	—	—

Total “Core Earnings” adjustments to GAAP	$—	$161	$(22)	139

Income tax expense (benefit)				62

Net income (loss)				$77

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Nine Months Ended September 30, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$1,581	$1,335	$—	$—	$—	$2,916	$489	$(178)	$311	$3,227
Other loans	—	—	—	5	—	5	—	—	—	5
Cash and investments	5	—	—	1	—	6	—	—	—	6

Total interest income	1,586	1,335	—	6	—	2,927	489	(178)	311	3,238
Total interest expense	928	514	—	84	—	1,526	27	—	27	1,553

Net interest income (loss)	658	821	—	(78)	—	1,401	462	(178)	284	1,685
Less: provisions for loan losses	19	428	—	(1)	—	446	—	—	—	446

Net interest income (loss) after provisions for loan losses	639	393	—	(77)	—	955	462	(178)	284	1,239
Other income (loss):
Servicing revenue	78	17	487	—	(324)	258	—	—	—	258
Asset recovery and business processing revenue	—	—	273	—	—	273	—	—	—	273
Other income (loss)	—	—	4	11	—	15	(462)	535	73	88
Gains on sales of loans and investments	12	—	—	—	—	12	—	—	—	12
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—

Total other income (loss)	90	17	764	11	(324)	558	(462)	535	73	631
Expenses:
Direct operating expenses	336	127	355	20	(324)	514	—	—	—	514
Overhead expenses	—	—	—	169	—	169	—	—	—	169

Operating expenses	336	127	355	189	(324)	683	—	—	—	683
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	7	7	7
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	32	32	32

Total expenses	336	127	355	189	(324)	683	—	39	39	722

Income (loss) from continuing operations, before income tax expense (benefit)	393	283	409	(255)	—	830	—	318	318	1,148
Income tax expense (benefit)(3)	146	105	152	(95)	—	308	—	130	130	438

Net income (loss) from continuing operations	247	178	257	(160)	—	522	—	188	188	710
Income from discontinued operations, net of tax expense	—	—	—	1	—	1	—	—	—	1

Net income (loss)	$247	$178	$257	$(159)	$—	$523	$—	$188	$188	$711

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Nine Months Ended September 30, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$284	$—	$284
Total other income (loss)	—	73	—	73
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	7	7
Restructuring and other reorganization expenses	32	—	—	32

Total “Core Earnings” adjustments to GAAP	$(32)	$357	$(7)	318

Income tax expense (benefit)				130

Net income (loss)				$188

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
“Core Earnings” net income attributable to Navient Corporation	$157	$154	$174	$458	$523
“Core Earnings” adjustments to GAAP:
Net impact of the removal of SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off	—	—	—	—	(32)
Net impact of derivative accounting	139	(32)	108	161	357
Net impact of goodwill and acquired intangible assets	(12)	(6)	(3)	(22)	(7)
Net tax effect	(54)	9	(42)	(62)	(130)

Total “Core Earnings” adjustments to GAAP	73	(29)	63	77	188

GAAP net income attributable to Navient Corporation	$230	$125	$237	$535	$711

(1)	SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off: On April 30, 2014, the Spin-Off of Navient from SLM Corporation was completed and Navient became an independent, publicly-traded company. Due to the relative significance of Navient to SLM Corporation prior to the Spin-Off, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to SLM Corporation as constituted prior to the Spin-Off, notwithstanding the legal form of the Spin-Off. Since Navient is treated for accounting purposes as the “accounting spinnor,” the GAAP financial statements of Navient reflect the deemed distribution of SLM BankCo to SLM BankCo’s stockholders on April 30, 2014.

For “Core Earnings,” we have assumed SLM BankCo was never a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014 and we have removed the restructuring and other reorganization expense incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. Excluding these items provides management with a useful basis from which to better evaluate results from ongoing operations against results from prior periods. The adjustment relates to the exclusion of the consumer banking business and represents the operations, assets, liabilities and equity of SLM BankCo, which is comprised of Sallie Mae Bank, Upromise Rewards, the Insurance Business, and the Private Education Loan origination functions. Included in these amounts are also certain general corporate overhead expenses related to the consumer banking business. General corporate overhead consists of costs primarily associated with accounting, finance, legal, human resources, certain information technology costs, stock compensation, and executive management and the board of directors. These costs were generally allocated to the consumer banking business based on the proportionate level of effort provided to the consumer banking business relative to SLM Corporation using a relevant allocation driver (e.g., in proportion to the number of employees by function that were being transferred to SLM BankCo as opposed to remaining at Navient). All intercompany transactions between SLM BankCo and Navient have been eliminated. In addition, all prior preferred stock dividends have been removed as SLM BankCo succeeded SLM Corporation as the issuer of the preferred stock in connection with the Spin-Off.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
SLM BankCo net income, before income tax expense	$—	$—	$—	$—	$—
Restructuring and reorganization expense in connection with the Spin-Off	—	—	—	—	(32)

Total net impact, before income tax expense	$—	$—	$—	$—	$(32)

(2)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our FFELP Loans, Private Education Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$137	$(28)	$20	$111	$73
Plus: Realized losses on derivative and hedging activities, net(1)	21	47	153	197	462

Unrealized gains on derivative and hedging activities, net(2)	158	19	173	308	535
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(14)	(26)	(60)	(99)	(178)
Other derivative accounting adjustments(3)	(5)	(25)	(5)	(48)	—

Total net impact of derivative accounting(4)	$139	$(32)	$108	$161	$357

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Floor Income Contracts	$112	$7	$69	$147	$312
Basis swaps	(3)	(6)	40	4	46
Foreign currency hedges	37	2	36	126	138
Other	12	16	28	31	39

Total unrealized gains on derivative and hedging activities, net	$158	$19	$173	$308	$535

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(28)	$(56)	$(164)	$(222)	$(489)
Net settlement income on interest rate swaps reclassified to net interest income	7	9	11	25	27
Net realized gains on terminated derivative contracts reclassified to other income	—	—	—	—	—

Total reclassifications of realized losses on derivative and hedging activities	$(21)	$(47)	$(153)	$(197)	$(462)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of September 30, 2016, derivative accounting has reduced GAAP equity by approximately $255 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Beginning impact of derivative accounting on GAAP equity	$(388)	$(329)	$(443)	$(281)	$(553)
Net impact of net unrealized gains (losses) under derivative accounting(1)	133	(59)	14	26	124

Ending impact of derivative accounting on GAAP equity	$(255)	$(388)	$(429)	$(255)	$(429)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Total pre-tax net impact of derivative accounting recognized in net income(a)	$139	$(32)	$108	$161	$357
Tax impact of derivative accounting adjustment recognized in net income	(52)	12	(38)	(60)	(142)
Change in unrealized gains (losses) on derivatives, net of tax recognized in other comprehensive income	46	(39)	(56)	(75)	(91)

Net impact of net unrealized gains (losses) under derivative accounting	$133	$(59)	$14	$26	$124

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective period-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of September 30, 2016, the remaining amortization term of the net floor premiums was approximately 5.2 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into “Core Earnings” and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in “Core Earnings” and GAAP in future periods and is presented net of tax. As of September 30, 2016, the remaining hedged period is approximately 5.2 years. Historically, we have used pay fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015
Unamortized net Floor premiums (net of tax)	$(130)	$(138)	$(183)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(552)	(577)	(342)

Total(1)	$(682)	$(715)	$(525)

(1)	$(1.1) billion, $(1.1) billion and $(833) million on a pre-tax basis as of September 30, 2016, June 30, 2016 and September 30, 2015, respectively.

3)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(12)	$(6)	$(3)	$(22)	$(7)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loan Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP and “Core Earnings” Basis

	September 30, 2016		June 30, 2016		September 30, 2015
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$1,539		$1,636		$2,335
Loans in forbearance(2)	941		892		1,046
Loans in repayment and percentage of each status:
Loans current	21,010	93.1%	21,843	93.9%	23,258	92.6%
Loans delinquent 31-60 days(3)	507	2.3	467	2.0	589	2.4
Loans delinquent 61-90 days(3)	314	1.4	287	1.2	403	1.6
Loans delinquent greater than 90 days(3)	725	3.2	668	2.9	854	3.4

Total Private Education Loans in repayment	22,556	100%	23,265	100%	25,104	100%

Total Private Education Loans, gross	25,036		25,793		28,485
Private Education Loan unamortized discount	(462)		(489)		(549)

Total Private Education Loans	24,574		25,304		27,936
Private Education Loan receivable for partially charged-off loans	828		847		892
Private Education Loan allowance for losses	(1,392)		(1,410)		(1,505)

Private Education Loans, net	$24,010		$24,741		$27,323

Percentage of Private Education Loans in repayment		90.1%		90.2%		88.1%

Delinquencies as a percentage of Private Education Loans in repayment		6.9%		6.1%		7.4%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.0%		3.7%		4.0%

Loans in repayment with more than 12 payments made		95%		95%		94%

Cosigner rate		64%		64%		65%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Private Education Loan Losses — GAAP and “Core Earnings” Basis

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Allowance at beginning of period	$1,410	$1,434	$1,533	$1,471	$1,916
Provision for Private Education Loan losses	92	100	117	296	428
Net adjustment resulting from the change in the charge-off rate(1)	—	—	—	—	(330)
Net charge-offs remaining(2)	(112)	(127)	(148)	(383)	(517)

Total net charge-offs	(112)	(127)	(148)	(383)	(847)
Reclassification of interest reserve(3)	2	3	3	8	8

Allowance at end of period	$1,392	$1,410	$1,505	$1,392	$1,505

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	1.9%	2.2%	2.3%	2.2%	2.6%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	—%	—%	—%	1.7%
Allowance coverage of net charge-offs, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	3.1	2.8	2.6	2.7	2.2
Allowance as a percentage of the ending total loan balance	5.4%	5.3%	5.1%	5.4%	5.1%
Allowance as a percentage of ending loans in repayment	6.2%	6.1%	6.0%	6.2%	6.0%
Ending total loans(4)	$25,864	$26,640	$29,377	$25,864	$29,377
Average loans in repayment	$22,959	$23,561	$25,546	$23,564	$26,100
Ending loans in repayment	$22,556	$23,265	$25,104	$22,556	$25,104

(1)

In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

(2)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of September 30, 2016, we considered several factors with respect to our Private Education Loan portfolio. Total loans delinquent (as a percentage of loans in repayment) decreased to 6.9 percent from 7.4 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) decreased to 3.2 percent from 3.4 percent in the year-ago quarter. The charge-off rate decreased to 1.9 percent from 2.3 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) was 4.0 percent, unchanged from the year-ago quarter.

The Private Education Loan provision for loan losses was $92 million in the third quarter of 2016, down $25 million from the third quarter of 2015 as a result of the overall improvement in credit quality, delinquency and charge-off trends, all of which led to decreases in expected future charge-offs.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The financial crisis, which began in 2007, impacted our collections on defaulted loans and as a result, Private Education Loans which defaulted from 2007 through March 31, 2015, experienced collection performance below our pre-financial crisis experience. For that reason, until we gained enough data and experience to determine the long-term, post-default recovery rate of 21 percent in second-quarter 2015, we established a reserve for potential shortfalls in recoveries. In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans. We no longer expect to have significant periodic recovery shortfalls as a result of this change; however, it is possible we may continue to experience such shortfalls.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and “Core Earnings”-basis are the same).

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Receivable at beginning of period	$847	$867	$902	$881	$1,245
Expected future recoveries of current period defaults(1)	28	32	38	96	147
Recoveries(2)	(47)	(52)	(48)	(149)	(151)
Net adjustment resulting from the change in the charge-off rate(3)	—	—	—	—	(330)
Net charge-offs remaining	—	—	—	—	(19)

Total net charge-offs	—	—	—	—	(349)

Receivable at end of period	$828	$847	$892	$828	$892

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Prior to second-quarter 2015, charge-offs represent the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $1.5 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We no longer originate Private Education Loans or FFELP Loans and therefore no longer have liquidity requirements for new originations, but we may purchase Private Education Loan and FFELP Loan portfolios from third parties.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,827	$1,381	$1,310
Unencumbered FFELP Loans	949	926	1,175

Total GAAP and “Core Earnings” basis	$2,776	$2,307	$2,485

Average Balances

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,264	$1,259	$1,473	$1,236	$1,576
Unencumbered FFELP Loans	1,068	934	1,253	1,037	1,623

Total GAAP and “Core Earnings” basis	$2,332	$2,193	$2,726	$2,273	$3,199

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan — other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of September 30, 2016, June 30, 2016, and September 30, 2015, the maximum additional capacity under these facilities was $3.6 billion, $2.9 billion and $10.1 billion, respectively. For the three months ended September 30, 2016, June 30, 2016, and September 30, 2015, the average maximum additional capacity under these facilities was $3.4 billion, $1.7 billion and $11.0 billion, respectively. For the nine months ended September 30, 2016 and 2015, the average maximum additional capacity under these facilities was $2.3 billion and $12.0 billion, respectively. The $6.5 billion reduction in the maximum additional capacity between September 30, 2015 and September 30, 2016 was primarily related to a $7.1 billion reduction in the availability under the facility with the Federal Home Loan Bank of Des Moines (“FHLB”). As previously disclosed, we received notice from FHLB that availability under the facility would be reduced and will mature in the first quarter of 2021. Both of these actions were taken by the FHLB in relation to the publication in January 2016 of new rules by the Federal Home Finance Agency, the primary regulator of the FHLB, governing eligibility of, and borrowing capacity for, certain insurance companies who are existing members of the Federal Home Loan Bank system. As of September 30, 2016, the maximum capacity and the amount outstanding under this facility was $3.5 billion and we do not expect to borrow more than this amount in the future.

In addition to the FFELP Loan — other facilities, liquidity may also be available from our Private Education Loan asset-backed commercial paper (“ABCP”) facility. On June 27, 2016, this facility was renewed and extended from its original maturity date of June 30, 2016 to June 26, 2017. This facility’s maximum financing amount, which was originally $1 billion, is now $750 million. At September 30, 2016, the available capacity under this facility was $405 million. Borrowing under this facility will vary and is subject to the availability of qualifying collateral from unencumbered Private Education Loans.

At September 30, 2016, we had $8.4 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $3.9 billion of our unencumbered tangible assets of which $3.0 billion and $0.9 billion related to Private Education Loans and FFELP Loans, respectively. In addition, as of September 30, 2016, we had $10.7 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). In fourth-quarter 2015, we closed on a $550 million Private Education Loan ABS Repurchase Facility and on April 15, 2016, we closed on a second $478 million Private Education Loan ABS Repurchase Facility. Both repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities have a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2015.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	September 30, 2016	June 30, 2016	September 30, 2015
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.7	$4.7	$5.0
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.0	6.0	6.5
Tangible unencumbered assets(1)	8.4	8.1	9.9
Senior unsecured debt	(14.5)	(13.9)	(15.8)
Mark-to-market on unsecured hedged debt(2)	(1.0)	(1.1)	(1.0)
Other liabilities, net	(.5)	(.8)	(1.3)

Total tangible equity — GAAP Basis	$3.1	$3.0	$3.3

(1)	Excludes goodwill and acquired intangible assets.

(2)

At September 30, 2016, June 30, 2016, and September 30, 2015, there were $857 million, $982 million and $881 million, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.